Cornerstone Operating Partnership, LP	Delaware

Healthcare Properties
Cornerstone Healthcare Partners, LLC	Delaware
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Portland LLC	Delaware
CHP Medford 1 LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
HP Winston-Salem, LLC (Danby House)	Delaware
NHP Holding Co., LLC	Delaware
HP Aledo, LLC	Delaware
HP Shelby, LLC	Delaware
HP Carteret, LLC	Delaware
HP Hamlet, LLC	Delaware
HP Redding, LLC	Delaware